                           CONSENT IN WRITING IN LIEU
                        OF MEETING OF BOARD OF DIRECTORS




TO THE SECRETARY OF AMERICAN
ENTERPRISE LIFE INSURANCE COMPANY

By this consent in writing in lieu of a meeting of the Board of Directors of American Enterprise Life Insurance Company, an Indiana corporation, we, the Directors of said Corporation, do hereby consent to and authorize the adoption of the following resolutions to be effective immediately upon receipt by the Secretary of the Corporation:

         WHEREAS, This Board of Directors has determined that it is desirable for the Corporation to develop certain market-value adjusted (MVA) annuity contracts and/or combination MVA/variable annuity contracts to be issued by the Corporation. Now, therefore, be it

         RESOLVED, That American Enterprise MVA Account is hereby established as a separate account in accordance with Section 27-1-5-1. Class 1(c) of the Indiana Insurance Code;

         RESOLVED FURTHER, That the proper officers of the Corporation are hereby authorized and directed to establish any subaccounts and/or investment divisions within such separate account as they determine to be appropriate;

         RESOLVED FURTHER, That the proper officers of the Corporation are hereby authorized and directed, as they may deem appropriate from time to time and in accordance with applicable laws and regulations to: establish further any subaccounts and/or investment divisions; change the designation of any subaccount, investment division or the separate account to another designation; and/or deregister the separate account;

         RESOLVED FURTHER, That the proper officers of the Corporation are hereby authorized and directed to accomplish all filings, registrations and applications for exemptive relief necessary to carry the foregoing into effect.





/s/ James E. Choat                               /s/ Paula R. Meyer
    James E. Choat                                   Paula R. Meyer





/s/ Richard W. Kling                             /s/ William A. Stoltzmann
    Richard W. Kling                                 William A. Stoltzmann





/s/ Paul S. Mannweiler
    Paul S. Mannweiler



Received by the Secretary

August 18, 1999




/s/ William A. Stoltzmann
    William A. Stoltzmann





                                   Page 2 of 2